UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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ONCOGENEX PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ONCOGENEX PHARMACEUTICALS, INC.
1522 217th Place S.E. Suite 100
Bothell, Washington 98021
April 13, 2009
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of stockholders of OncoGenex Pharmaceuticals, Inc. on Tuesday, May 12, 2009, at 10:00 a.m. local time. The Annual Meeting will be held in the Pike Room of the Sheraton Seattle Hotel located at 1400 Sixth Avenue, Seattle, Washington.
The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the Annual Meeting, you may, of course, revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.
We look forward to seeing you at the Annual Meeting.
Sincerely,

/s/ SCOTT CORMACK
Scott Cormack
President and Chief Executive Officer

ONCOGENEX PHARMACEUTICALS, INC.
1522 217th Place S.E. Suite 100
Bothell, Washington 98021
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of OncoGenex Pharmaceuticals, Inc., a Delaware corporation, will be held on May 12, 2009, at 10:00 a.m. local time. The Annual Meeting will be held in the Pike Room of the Sheraton Seattle Hotel located at 1400 Sixth Avenue, Seattle, Washington, for the following purposes:
1.	To elect six directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2009; and
3.	To transact such other business as may properly come before the Annual Meeting.
Only stockholders of record at the close of business on March 31, 2009 are entitled to notice of, and to vote at, the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our headquarters at the above address.

By Order of the Board of Directors,

/S/ STEPHEN ANDERSON Stephen Anderson
Secretary
Bothell, Washington
April 13, 2009
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY TELEPHONE, THE INTERNET OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE YOUR PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

Page

OTHER MATTERS	35

Section 16(a) Beneficial Ownership Reporting Compliance	35

Delivery of Documents to Stockholders Sharing an Address	35

Stockholder Proposals to be Presented at Next Annual Meeting	35

Transaction of Other Business	35

ONCOGENEX PHARMACEUTICALS, INC.
1522 217th Place S.E. Suite 100
Bothell, Washington 98021
PROXY STATEMENT FOR
2009 ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of OncoGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on May 12, 2009, at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.
The Annual Meeting will be held on May 12, 2009 at the Sheraton Seattle Hotel located at 1400 Sixth Avenue, Seattle, Washington. This Proxy Statement and accompanying proxy card will first be mailed on or about April 13, 2009 to all stockholders entitled to vote at the Annual Meeting.
Voting Rights
Only stockholders of record at the close of business on March 31, 2009, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. At the close of business on March 31, 2009, we had 5,549,905 shares of common stock outstanding and no shares of preferred stock outstanding.
Each stockholder of record is entitled to one vote for each share of common stock held on the record date on all matters. Dissenters’ rights are not applicable to any of the matters being voted upon.
All stockholders entitled to vote at the Annual Meeting may cumulate the votes in the election of directors. With cumulative voting, each stockholder is entitled to a number of votes equal to the number of votes that the stockholder would be entitled to cast for the election of directors with respect to the stockholder’s shares of stock multiplied by the number of directors to be elected by the stockholders, and each stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them. However, no stockholder will be entitled to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to voting, and any stockholder has given notice, at the Annual Meeting and prior to commencement of voting, of such stockholder’s intention to cumulate votes. Otherwise, the proxies solicited by the Board of Directors confer discretionary authority in the proxy holders to cumulate votes so as to elect the maximum number of nominees.
How to Vote Your Shares
YOUR VOTE IS IMPORTANT. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Whether or not you expect to attend the Annual Meeting, please take the time to vote your proxy.
Stockholders of record, or “registered stockholders,” can vote by proxy in the following three ways:

By Telephone:	Call the toll-free number indicated on the enclosed proxy and follow the recorded instructions.

By Internet:	Go to the website indicated on the enclosed proxy and follow the instructions provided.

By Mail:	Mark your vote, date, sign and return the enclosed proxy in the postage-paid return envelope provided.
If your shares are held beneficially in “street” name through a nominee such as a brokerage firm, financial institution or other holder of record, your vote is controlled by that firm, institution or holder. Your vote by proxy may also be cast by telephone or Internet, as well as by mail, if your brokerage firm or financial institution offers such voting alternatives. Please follow the specific instructions provided by your nominee on your voting instruction card.

Even if you have given your proxy, you still may vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held beneficially through a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the record holder. Directions to the Sheraton Seattle Hotel can be found on the Company’s website at http://ir.oncogenex.com/.
Voting of Proxies
All shares represented by a valid proxy received prior to the Annual Meeting will be voted, and, if you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card with no further instructions, your shares will be voted FOR each of the nominees for the Board of Directors, FOR the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009, and in the discretion of the proxy holders with respect to any other matters that properly come before the Annual Meeting.
Revocability of Proxies
You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering a written notice of revocation or another proxy with a later date to our Corporate Secretary at our headquarters at 1522 217th Place S.E. Suite 100 Bothell, Washington 98021. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.
Votes Required to Approve Matters Presented at the Annual Meeting
Our directors are elected by a plurality of the votes or shares of common stock present at the Annual Meeting, either in person or by proxy. Ratification of the selection of Ernst & Young LLP as our independent auditors requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present at the Annual Meeting either in person or by proxy and entitled to vote on the subject matter of the proposal.
A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner regarding voting. In these cases, the nominee can register the shares as being present at the meeting for determining whether a quorum is present, but will not be able to vote on those matters for which specific authorization is required. Broker non-votes are not counted or deemed to be present or represented for the purposes of determining whether stockholders have approved a proposal. Broker non-votes will have no effect on the outcomes of the votes on the specific matters that are on the Company’s agenda to be presented at the Annual Meeting. Abstentions are also counted as shares present and entitled to vote. However, unlike broker non-votes, abstentions have the effect of votes against the proposals to which they relate.
Quorum
The presence, in person or by proxy, of at least a majority of the shares outstanding on the record date will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.
Solicitation of Proxies
The Company will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, Internet or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to these individuals for such services.
Availability of Proxy Statement and Annual Report on Form 10-K
Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at www.sec.gov and on our website at http://ir.oncogenex.com/financials.cfm. We have provided herewith, to each stockholder of record as of March 31, 2009, a copy of our consolidated financial statements and related information included with our Annual Report on Form 10-K for fiscal year 2008. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal year 2008, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: OncoGenex Pharmaceuticals, Inc., 1522 217th Place S.E. Suite 100, Bothell, Washington 98021, Attention: Investor Relations.

Arrangement Between Sonus and OncoGenex Technologies
On August 21, 2008, Sonus Pharmaceuticals, Inc. (“Sonus”) completed its acquisition (the “Arrangement”) of OncoGenex Technologies Inc. (“OncoGenex Technologies”), a Canadian corporation, contemplated by the arrangement agreement between Sonus and OncoGenex Technologies dated May 27, 2008. In connection with the Arrangement, Sonus changed its name to OncoGenex Pharmaceuticals, Inc. The term “Sonus” is used herein to refer to the Company prior to the Arrangement.
Pursuant to the Arrangement, the Company issued approximately 3,449,393 post-split shares, after accounting for the elimination of resulting fractional shares, to the former shareholders and debentureholders of OncoGenex Technologies in exchange for all of the issued and outstanding shares and debentures of OncoGenex Technologies, and OncoGenex Technologies became a wholly-owned subsidiary of the Company. Immediately following the Arrangement, the former shareholders and debentureholders of OncoGenex Technologies beneficially owned approximately 62.6% of the Company’s shares. For information regarding the current holdings of our directors, executive officers and major shareholders, see “Security Ownership of Certain Beneficial Owners and Management”.
Pursuant to the terms of the arrangement agreement, we reconstituted our Board of Directors on August 21, 2008 to consist of three of the former directors of Sonus, Dwight Winstead, Michelle Burris and Michael Martino, and three persons designated by OncoGenex Technologies, Scott Cormack, Neil Clendeninn and Patrick Brady. We also appointed new executive officers, Scott Cormack, Stephen Anderson and Cindy Jacobs. Matters related to our Board of Directors and executive officers are described in more detail under the sections below entitled “Board of Directors” and “Executive Compensation.”
BOARD OF DIRECTORS
General
Directors are elected at each annual stockholders meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Currently, there are six members of the Board of Directors. The following table sets forth certain information with respect to our current directors. The ages of such persons are shown as of December 31, 2008.

Name and Municipality
of Residence	Age	Position with the Company	Director Since

Scott Cormack Richmond, Canada	44	Director, President and Chief Executive Officer	2008

Michael A. Martino Woodinville, Washington	53	Director, Member of the Nominating and Governance Committee	1998

Michelle G. Burris Sammamish, Washington	43	Director, Chairperson of the Audit Committee and Member of the Compensation Committee (1)	2004

Dwight Winstead San Diego, California	60	Director, Chairman of the Compensation Committee and Member of the Audit Committee (1)	1995

Neil Clendeninn Hanalei, Hawaii	58	Director, Member of the Compensation and Nominating and Governance Committees	2008

Patrick R. Brady Vancouver, Canada	48	Director, Member of the Audit and Chairperson of the Nominating and Governance Committees	2008

(1)	Michelle G. Burris and Dwight Winstead also served on the Nominating and Governance Committee during 2008, and each continued such service until the Nominating and Governance Committee was reconstituted in March 2009.
During 2008, until their respective resignations on August 21, 2008 in connection with the Arrangement, George W. Dunbar, Jr. and Robert E. Ivy also served on our Board of Directors. In addition, Mr. Dunbar served on our Compensation Committee, Nominating and Governance Committee and Audit Committee, and Mr. Ivy served on our Nominating and Governance Committee and Audit Committee.
The Board of Directors held a total of 14 meetings during fiscal year 2008. During fiscal year 2008, each of our incumbent directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period he or she was a director; and (ii) the total number of meetings held by all committees on which the director served during the period he or she was a member.

Although we do not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of stockholders, we encourage directors to attend, and historically, most have done so. All directors serving at the time of the 2008 annual meeting were in attendance.
Director Independence
Our Board of Directors has determined that each of our current directors, other than Mr. Martino and Mr. Cormack, are “independent” under the applicable Securities and Exchange Commission (“SEC”) rules and the criteria established by the NASDAQ Capital Market (“NASDAQ”). In addition, prior to their respective resignations from the Board of Directors effective August 21, 2008, George W. Dunbar, Jr. and Robert E. Ivy were also determined to be “independent” under the foregoing standards.
Relationships Among Directors, Executive Officers and Director Nominees
There are no family relationships between any director, executive officer or director nominee.
Stockholder Communication with the Board
Stockholders who are interested in communicating directly with members of the Board of Directors, or the Board of Directors as a group, may do so by writing directly to the member(s) c/o Secretary, OncoGenex Pharmaceuticals Inc., 1522 217th Place S.E. Suite 100, Bothell, Washington 98021. The Secretary will promptly forward to the Board of Directors or the individually named directors all written communications received at the above address.
Related Party Transactions Policy and Procedure
Our Audit Committee is responsible for reviewing and approving all related party transactions and conflict of interest situations involving a principal stockholder, a member of the Board of Directors or senior management. Our Code of Conduct and Business Ethics requires our executive officers and directors to report any conflicts of interest with the interests of the Company to our Audit Committee, and generally prohibits our executive officers and directors from conflicts of interest with the interests of the Company. Waivers of our Code of Conduct and Business Ethics with respect to an executive officer or director may only be granted by the Board of Directors or, if permitted by NASDAQ and any other applicable stock exchange’s rules, our Nominating and Governance Committee. The Company does not have a specific policy concerning approval of transactions with stockholders who own more than five percent of our outstanding shares.
We have determined that there were no reportable related party transactions to disclose in fiscal year 2008.
Board Committees
The Board of Directors has established various separately-designated standing committees to assist it with the performance of its responsibilities. The Board of Directors designates the members of these committees and the committee chairs annually, based on the recommendations of the Nominating and Governance Committee. The Board of Directors has adopted written charters for each of these committees which are available on our website at http://ir.oncogenex.com under “Corporate Governance.” The chair of each committee develops the agenda for that committee and determines the frequency and length of committee meetings.
Our Board of Directors has established the following three committees: (1) Audit Committee, (2) Compensation Committee and (3) Nominating and Governance Committee.
Audit Committee and Audit Committee Financial Expert
The Board of Directors of the Company has a standing Audit Committee (the “Audit Committee”) established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), comprised of Michelle G. Burris (Chairperson), Patrick Brady and Dwight Winstead, each of whom the Board of Directors has determined satisfies the applicable SEC and NASDAQ independence requirements for audit committee members. In addition, prior to their respective resignations on August 21, 2008, George W. Dunbar and Robert E. Ivy served on the Audit Committee, and each satisfied the foregoing standards. The Board of Directors has also determined that Michelle G. Burris is an “audit committee financial expert,” as defined by the applicable rules of the SEC. The Audit Committee held five meetings during fiscal year 2008.

Audit Committee Responsibilities
The Audit Committee is responsible for, among other things:
•	reviewing the independence, qualifications, services, fees, and performance of the independent auditors;
•	appointing, replacing and discharging the independent auditors;
•	pre-approving the professional services provided by the independent auditors;
•	reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditors; and
•	reviewing the Company’s financial reporting and accounting policies, including any significant changes, with management and the independent auditors.
A more detailed description of the Audit Committee’s functions can be found in our Audit Committee charter at http://ir.oncogenex.com/governance.cfm or by writing to us at 1522 217th Place, S.E. Suite 100, Bothell, Washington 98021, Attention: Investor Relations.
Please see the sections entitled “Report of the Audit Committee” and “Proposal Two: Ratification of Appointment of Independent Auditors” for further matters related to the Audit Committee.
Compensation Committee
The Compensation Committee currently consists of Dwight Winstead (Chairperson), Neil Clendeninn, and Michelle G. Burris, each of whom the Board of Directors has determined satisfy the applicable SEC and NASDAQ independence requirements. In addition, prior to his resignation on August 21, 2008, George W. Dunbar also served on the Compensation Committee and satisfied the foregoing standards.
The Compensation Committee reviews and recommends to the Board of Directors the compensation for our executive officers and our non-employee directors for their services as members of the Board of Directors. The Compensation Committee held four meetings during fiscal year 2008. Each member of the Compensation Committee is an outside director under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).
As discussed in the Compensation Discussion and Analysis, in 2008, the compensation review process was a wholly internal process. Please see the sections entitled “Compensation Discussion and Analysis”, “Compensation Committee Report” and “Director Compensation” for further matters related to the Compensation Committee and executive officer compensation matters.
Nominating and Governance Committee
Among other things, the Nominating and Governance Committee reviews, evaluates and proposes candidates for election to our Board of Directors, and considers any nominees properly recommended by stockholders. The Nominating and Governance Committee promotes the proper constitution of our Board of Directors in order to meet its fiduciary obligations to our stockholders, and oversees our establishment of and compliance with appropriate governance standards. The Nominating and Governance Committee currently consists of Patrick R. Brady (Chairperson), Neil Clendeninn and Michael Martino. Michelle G. Burris and Dwight Winstead also served on the Nominating and Governance Committee during 2008, and each continued such service until the Nominating and Governance Committee was reconstituted in March 2009. Additionally, prior to their respective resignations on August 21, 2008, George W. Dunbar and Robert E. Ivy served on the Nominating and Governance Committee. The Board of Directors has determined that each of the foregoing current and former members, other than Mr. Martino, satisfy or satisfied, as applicable, the SEC and NASDAQ independence requirements. Mr. Martino was appointed to the Nominating and Governance Committee pursuant to a NASDAQ provision that permits the appointment of one non-independent member to the Nominating and Governance Committee if the Board of Directors determines that such appointment is required by the best interests of the Company and its stockholders. Immediately prior to appointing Mr. Martino to the Nominating and Governance Committee, the Board of Directors determined that his appointment was required by the best interests of the Company and its stockholders as a result of Mr. Martino’s familiarity with the Company’s corporate governance policies and the value of continuity to the Company and its stockholders. The Board of Directors also amended the terms of the Nominating and Governance Committee Charter to expressly permit the appointment of one non-independent member, where permitted by NASDAQ and applicable law. The Nominating and Governance Committee held two meetings during fiscal year 2008.

Director Nomination Process
Director Qualifications
Members of our Board of Directors must have broad experience and business acumen, a record of professional accomplishment in his or her field, and demonstrated honesty and integrity consistent with the Company’s values. In evaluating director nominees, the Nominating and Governance Committee considers a variety of factors, including, without limitation, the appropriate size of the Board of Directors, the Company’s needs with respect to the particular talents and experience of the directors, the nominee’s experience and understanding of the pharmaceutical industry, the nominee’s availability to attend Board of Directors and committee meetings, familiarity with national and international business matters, experience with accounting rules and practices, and professional expertise and experience beneficial to the achievement of the Company’s strategic goals. The Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. Additionally, in accordance with the applicable securities laws and NASDAQ requirements, a majority of the members of the Board of Directors must be “independent”.
Identification of Nominees By the Board of Directors
The Nominating and Governance Committee identifies nominees by first identifying the desired skills and experience of a new nominee based on the qualifications discussed above. The Nominating and Governance Committee will solicit ideas for possible candidates from members of the Board of Directors, senior level executives and individuals personally known to the members of the Board of Directors, as well as third-party search firms. The Nominating and Governance Committee evaluates all possible candidates, including individuals recommended by stockholders, using the same criteria.
In March 2009, the Company engaged Kazan International, an executive search firm specializing in the life sciences industry, to identify potential director candidates. None of this year’s nominees for election to the Board of Directors were identified by Kazan International. No fees have been paid to Kazan International to date.
Stockholder Nominations
Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors. The Nominating and Governance Committee considers nominees properly recommended by stockholders. Stockholders wishing to submit nominations must provide timely written notice to our Corporate Secretary containing the following information:
•	the name and address of the stockholder proposing such business (each such stockholder, a “Nominating Person”);
•	the class and number of shares of the Company that are owned beneficially by each Nominating Person;
•	with respect to each director nominee proposed by a stockholder, such nominee’s written consent to being named in the Company’s Proxy Statement as a nominee and to serving as a director, if elected;
•	as to each person, if any, whom the Nominating Person proposes to nominate for election as a director: the name, age, business address and residence address of such person, the principal occupation or employment of such person and the class and number of shares of the Company that are beneficially owned by such person; and
•	such other information regarding each Nominating Person and each nominee proposed by the Nominating Person as would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations or proxies for election of directors, or would be otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and the rules and regulations promulgated thereunder.
To be timely, a stockholder’s notice in respect of a director nomination must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices, OncoGenex Pharmaceuticals, Inc., 1522 217th Place S.E. Suite 100, Bothell, Washington 98021, not less than 45 calendar days nor more than 90 calendar days prior to the meeting. However, in the event that less than 55 calendar days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made.
Code of Ethics
We believe that sound corporate governance policies are essential to earning and retaining the trust of investors. We are committed to maintaining the highest standards of integrity. The Company has adopted a code of ethics that is applicable to its principal executive officer and principal financial and accounting officer, as well as to all other employees of the Company, and has posted such code on the Company’s website at http://ir.oncogenex.com/governance.cfm.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Nominees
There are six nominees for election to our Board of Directors this year. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or decline to serve as a director. Each director is elected annually to serve until the next annual meeting of stockholders or until a successor has been duly elected and qualified. During fiscal year 2008, the following individuals served on our Board of Directors: Patrick R. Brady, Neil Clendeninn, Michelle G. Burris, Dwight Winstead, Scott Cormack, and Michael Martino. In addition, George W. Dunbar, Jr. and Robert E. Ivy served on our Board of Directors until their respective resignations in August 2008.
Set forth below are the names of, and certain information concerning, the current director nominees, each of whom the Nominating and Governance Committee recommended to the Board of Directors for nomination and the Board of Directors approved for nomination.
Scott Cormack, 44, has been President, Chief Executive Officer and Director of the Company since August 21, 2008. He was a co-founder of OncoGenex Technologies, with respect to which he has been President since May 2000, Chief Executive Officer since February 2002 and a member of its Board of Directors since May 2000. Mr. Cormack served as interim President, CEO and Chairman of the Board of Salpep Biotechnology Inc., an asthma and inflammation biotechnology company, from 2000 to 2001. From 1998 to 2001, Mr. Cormack served as Vice President of Milestone Medica Corporation, a seed venture capital firm investing in life sciences opportunities. From 1995 to 1998, Mr. Cormack served as Chief Operating Officer of NeuroSpheres Ltd, a neural stem cell biotechnology company. Mr. Cormack was President and founder of For Tomorrow, a sole proprietorship engaged in business consulting, from 1991 to 1999. From 1986 to 1988, Mr. Cormack served as Territory Manager of Vetrepharm Inc. (now Bioniche Life Sciences, Inc.), a biopharmaceutical company developing products for human and animal health markets, and from 1988 to 1991 served as Technology Manager, Immunomodulators of Vetrepharm Inc. From October 2005 to October 2008, Mr. Cormack has served as Director of Life Sciences British Columbia. Mr. Cormack holds a Bachelor of Science degree from the University of Alberta.
Michelle G. Burris, 43, has been a director of the Company since May 2004. Ms. Burris is currently Senior Vice President and Chief Financial Officer of Trubion Pharmaceuticals, Inc, a position she has held since February 2006. From August 2005 to January 2006, Ms. Burris served as Senior Vice President and Chief Financial Officer at Dendreon Corporation. From January 2001 to July 2005, she served as Senior Vice President and Chief Financial Officer at Corixa Corporation, which was sold to GlaxoSmithKline in 2005. Ms. Burris had worked at Corixa since its inception in 1994, and prior to her last position at the firm, had served in various capacities of increasing responsibility in finance and operations. Prior to Corixa, Ms. Burris held several finance and strategic planning positions at The Boeing Company. Ms. Burris is on the Advisory Board of Albers School of Business and Economics at Seattle University. She received a Post Graduate Certificate in accounting and an MBA from Seattle University, and a B.S. from George Mason University. Ms. Burris received her Certified Public Accountant Certification from the State of Washington; however, she is no longer an active CPA.
Dwight Winstead, 60, has served as a director of the Company since July 1995. Mr. Winstead is currently Chief Operating Officer of Cardinal Health Clinical and Medical Products (CMP), a subsidiary of Cardinal Health, Inc. Prior to his current position at CMP, he served as Group President of Cardinal Health Clinical Technologies and Services, (CTS), Group President of Clinical Services and Consulting and President of Pyxis Products, formerly known as AIS (Automated Information Services) since 1997. From 1991 to 1997, Mr. Winstead served as Executive Vice President of VHA, Inc., a performance improvement company serving health care organizations in the United States. Prior to his promotion to Executive Vice President, Mr. Winstead served in various capacities of VHA Supply Company, a subsidiary of VHA, Inc., including Vice President, Sales and Marketing, Senior Vice President, Chief Operating Officer and President from 1987 to 1991. Prior to joining VHA, Inc. in 1984, Mr. Winstead served in a variety of materials management and sales positions in several companies, including Ortho Instruments and Worthington Diagnostics. Mr. Winstead holds a B.S. from Delta State University.
Neil Clendeninn, M.D., Ph.D., 58, has served as a director of the Company since August 21, 2008. Additionally, he has served as a member of OncoGenex Technologies’ Board of Directors since September 2004. Dr. Clendeninn served as Corporate Vice President, Head of Clinical Affairs of Agouron Pharmaceuticals, Inc., a subsidiary of Pfizer Inc., from 1993 until his retirement in 2001. Dr. Clendeninn holds a B.A. Biology/Chemistry from Wesleyan University, and a Ph.D. Microbiology/Pharmacology and M.D. from New York University.

Patrick R. Brady, 49, has served as a director of the Company since August 21, 2008. He is Vice President, Investments at GrowthWorks Capital Ltd., a venture capital fund management firm based in Vancouver, British Columbia, Canada. GrowthWorks managed funds, including the Working Opportunity Fund and GrowthWorks Canadian Fund, have a combined $750 million in assets. Mr. Brady serves as either a member of the Board or an observer for Celator Technologies, Inimex Pharmaceuticals, MSI Methylation Sciences, Inc., Neuromed Pharmaceuticals, OncoGenex Technologies, Twinstrand Therapeutics and Xenon Genetics. Prior to joining GrowthWorks in 1998, Mr. Brady worked at Inex Pharmaceuticals and DynaMotive Technologies Corp. in financial and corporate development capacities. Mr. Brady holds an MBA from the University of Western Ontario and was a former professional athlete. He is a past director of the BC Biotech Association.
Michael A. Martino, 53, has been a director of the Company since September 1998. Additionally, in September 1998, he was appointed President and Chief Operating Officer of the Company and was appointed Chief Executive Officer of the Company in July 1999. In connection with the Arrangement, Mr. Martino resigned his officer positions with the Company effective August 21, 2008. From 1983 to 1998, Mr. Martino held numerous positions of increasing responsibility in strategic planning, business development, marketing and sales, and general management with Mallinckrodt, Inc., a global healthcare products company, including serving as Vice President and General Manager of the Nuclear Medicine Division. Mr. Martino holds a B.A. in business from Roanoke College and an M.B.A. from Virginia Tech. He sits on the Presidents Advisory Board of Roanoke College and is a member of the Board of Trustees of Cascadia Community College. In addition, Mr. Martino is a past Chairman of the Board of the Washington Biotechnology and Biomedical Association (WBBA).
Director Compensation Overview
Our Nominating and Governance Committee charter and our Compensation Committee charter provide that the Nominating and Governance Committee and the Compensation Committee, respectively, are to recommend to the Board of Directors matters related to director compensation. The director compensation package for non-employee directors consists of annual cash compensation and an award of stock options exercisable to purchase shares of common stock of the Company. No additional compensation is paid to any director for serving on any committee of the Board of Directors, for being the Chair of any committee or for attending meetings. In addition, no employee of the Company shall be entitled to compensation for service as a director. The compensation paid during 2008 is as set forth in the table below under the heading “Director Compensation Paid for 2008.” The Company’s new director compensation policy adopted in 2009 is as set forth below under the heading “Current Director Compensation”. Prior to March 2009, the award of stock options was determined by the Compensation Committee, as the administrator of the applicable stock option plans of the Corporation. In March 2009, the Board of Directors became the administrator of each of the Company’s various equity compensation plans.
At least every two years or upon direction of the Compensation Committee, management reviews peer group data to determine whether total direct compensation, and each component of the compensation package, are approximately equal to the targeted fiftieth percentile for director compensation of the Company’s peer company list. Based on such review, management makes any recommendations to the Nominating and Governance Committee deemed necessary to align the director compensation with the foregoing peer group target. Up to October 28, 2008, the peer group list was comprised of the following companies:
Allos Therapeutics
ARIAD Pharmaceuticals
BioCryst Pharmaceuticals
Cell Genesys
Cell Therapeutics
Columbia Laboratories
Dendreon
DepoMed
Emisphere Technologies
Enzon Pharmaceuticals
ImmunoGen
Inovio Biomedical
Introgen Therapeutics
Nastech Pharmaceuticals
Novacea
NovaDel Pharma
Noven Pharmaceuticals
Penwest Pharmaceuticals
Peregrine Pharmaceuticals
Seattle Genetics
SuperGen
Trubion

Upon the request of the Compensation Committee and in consideration of the Company’s change in market capitalization and number of employees, management reviewed our peer group used for setting 2009 compensation. The revised peer group list used for setting 2009 compensation was comprised of the following companies which were deemed to be comparable based on the Company’s market capitalization and number of employees:
Cell Genesys
Cell Therapeutics
Emisphere Technologies
Introgen Therapeutics
Novacea
Penwest Pharmaceuticals
Peregrine Pharmaceuticals
SuperGen
Trubion
Avalon
Curagen
Cyclacel
Entremed
Sunesis
Ziopharm
The peer group companies are amended from time to time at the discretion of the Board of Directors.
Current Director Compensation Policy
In March 2009, the Board of Directors established the compensation for non-employee directors in connection with their service on the Board of Directors and its committees, as follows:
•	An annual retainer of $65,000 will be paid quarterly to each non-employee Chair or lead director of the Board of Directors, if any, and an annual retainer of $44,000 will be paid quarterly for all other non-employee directors. The annual cash compensation will be paid in four quarterly installments, with such payments being paid in arrears of director services provided and within ten days following the completion of the calendar quarter. Each quarterly payment is conditioned upon the director remaining a director of the Company on the date of the payment.
•	Directors will be reimbursed for certain expenses incurred for meetings of the Board of Directors (or its committees) attended.
•	For a newly appointed or elected director, an initial stock option grant will be awarded such that the number of shares of common stock subject thereto shall be equal to the number that results in the award having a Value (defined below) of $55,000, subject to a maximum of 20,000 Shares. Each initial stock option grant shall vest quarterly over three years.
•	For a director re-elected by the stockholders of the Company at the annual meeting, an annual stock option grant will be awarded such that the number of shares of common stock subject thereto shall be that number that results in the award having a Value (defined below) of $34,000, subject to a maximum of 17,000 Shares. In the case of a director that was appointed or elected to the Board of Directors for the first time as of a date subsequent to December 31, 2008, and who has received an initial grant, such director’s first annual grant will be reduced by multiplying the number of shares that would otherwise be subject to such annual grant by the fraction of a year during which the director served on the Board of Directors immediately preceding the date of the annual meeting. Each annual stock option grant shall vest quarterly over one year.
“Value”, as used above, is defined as the value derived from the Black Scholes formula, using the following additional inputs: (i) expected life of four years; (ii) annualized volatility as at the date of grant, as determined by the Board; (iii) a dividend yield of 0%; and (iv) a risk free interest rate of the midpoint between the three and five year T-bill rates in effect at the date of grant, regardless of the expense recognized by the Company for financial statement purposes.
The Company does not currently have a Chair or lead director of the Board of Directors.

Director Compensation Paid for 2008
The following table summarizes all compensation paid to or earned by our non-employee directors for fulfilling their duties as directors of the Company during the 2008 fiscal year.

	Fees Earned
	or Paid in	Option
	Cash	Awards	Total
Name	($)	($)(1)	($)

Patrick Brady	$15,968	$4,543	$20,511
Michelle G. Burris	$44,000	$4,543	$48,543
Neil Clendeninn	$15,968	$4,543	$20,511
Michael Martino(2)	$15,968	$4,543	$20,511
Dwight Winstead	$44,000	$4,543	$48,543
George W. Dunbar, Jr.(3)	$27,978	—	$27,978
Robert E. Ivy(3)	$27,978	—	$27,978

(1)	This column reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) and thus includes amounts from awards granted prior to the current fiscal year. Assumptions used in the calculation of the amounts in this column are included in footnote 12 to the Company’s audited financial statements included in our 2008 Annual Report on Form 10-K. These options were granted on October 28, 2008, in part under the 1999 Nonqualified Stock Incentive Plan and in part under the 2000 Stock Incentive Plan and vest quarterly over one year. Each respective director’s options had a grant date fair value of $1.53 computed in accordance with FAS 123R. As of December 31, 2008, the following directors had the following number of options outstanding:
•	Patrick Brady: 17,000, of which nil were vested as of 12/31/08. 4,250 option vest on each of January 28, 2009, April 28, 2009, July 28, 2009 and October 28, 2009;

•	Dwight Winstead: 17,000, of which nil were vested as of 12/31/08. 4,250 option vest on each of January 28, 2009, April 28, 2009, July 28, 2009 and October 28, 2009;

•	Michelle G. Burris: 17,000, of which nil were vested as of 12/31/08. 4,250 option vest on each of January 28, 2009, April 28, 2009, July 28, 2009 and October 28, 2009;

•	Neil Clendeninn: 27,610, of which 10,610 were vested as of 12/31/08. 4,250 option vest on each of January 28, 2009, April 28, 2009, July 28, 2009 and October 28, 2009; and

•	Michael Martino: 17,000, of which nil were vested as of 12/31/08. 4,250 option vest on each of January 28, 2009, April 28, 2009, July 28, 2009 and October 28, 2009.
The following directors and former directors, as applicable, forfeited options during 2008:
•	Michelle G. Burris: 3,277 options at a weighted average exercise price of $91.46;

•	George Dunbar: 7,861 options at a weighted average exercise price of $70.89;

•	Robert E. Ivy: 5,785 options at a weighted average exercise price of $83.55; and

•	Dwight Winstead: 7,861 options at a weighted average exercise price of $70.89.

(2)	The amounts shown in this table for Michael Martino relate to his services as a non-employee director of the Company during the time period from August 21, 2008 through December 31, 2008. Information related to compensation earned by Mr. Martino in connection with his services as an executive officer of the Company during the time period from January 1, 2008 through August 20, 2008 is included in the Summary Compensation Table contained elsewhere herein.

(3)	In connection with the Arrangement, George W. Dunbar, Jr. and Robert E. Ivy resigned as directors, effective August 21, 2008, and thus, their compensation reported herein pertains to the time period from January 1, 2008 through August 20, 2008.
The Board of Directors unanimously recommends that stockholders vote “FOR” the ELECTION of all of the nominees.

REPORT OF THE AUDIT COMMITTEE
In connection with the financial statements for the fiscal year ended December 31, 2008, the Audit Committee has:
•	reviewed and discussed the audited financial statements with management;
•	discussed with Ernst & Young LLP, OncoGenex’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended; and
•	received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from OncoGenex.
Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board of Directors at the March 5, 2009 Board Meeting that the audited consolidated financial statements for the 2008 fiscal year be included in the Company’s Annual Report on Form 10-K filed with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Michelle G. Burris
Patrick R. Brady
Dwight Winstead
The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent specifically incorporated by reference therein.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee has appointed Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009. A representative of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.
The Audit Committee has conditioned its appointment of Ernst & Young LLP as our independent auditors upon the receipt of an affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted at the Annual Meeting. In the event that the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its selection.
Principal Accountant for Previous Fiscal Years
On August 23, 2008, the Audit Committee of the Board of Directors of the Company approved the engagement of Ernst & Young LLP (Canada) (“E&Y Canada”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2008, with the engagement to be effective upon receipt by the Company of the resignation of Ernst & Young LLP (US) (“E&Y US”). On August 26, 2008, the Company received the resignation of E&Y US. This change in accountants was effected solely as a result of the completion of the transactions contemplated by the Arrangement.
The report of E&Y US on the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of E&Y US on the effectiveness of internal control over financial reporting as of December 31, 2007 and December 31, 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During the Company’s two most recent fiscal years and any subsequent interim period prior to the date of this report, there were no: (a) disagreements between the Company and E&Y US on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y US, would have caused E&Y US to make reference to the subject matter of the disagreement in their report on the financial statements for such years; or (b) “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act (“Regulation S-K”). During the Company’s two most recent fiscal years and any subsequent interim period prior to the date of this report, the Company did not consult with E&Y Canada regarding matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.
Fees Billed by Independent Auditors
The following is a summary of the fees billed by the Company’s outside accountant for the fiscal years ended December 31, 2008 and December 31, 2007 for professional services rendered to the Company:

	Fiscal 2008		Fiscal 2007
Fee Category	Fees(1)		Fees(2)
Audit Fees	$199,379	(3)	$357,020
Audit Related Fees	149,214	(4)	15,000
Tax Fees	14,000	(5)	13,910
All Other Fees	0		0

Total Fees	$362,593		$385,930

(1)	Accountant fees and services charged by E&Y Canada are paid in Canadian dollars, and thus, the amounts shown in the column for Fiscal 2008 Fees have been translated into U.S. dollars based on average exchange rates.

(2)	Accountant fees and services billed prior to August 21, 2008 relate to Sonus only. Accountant fees and serviced billed from August 21, 2008 to December 31, 2008 relate to OncoGenex Pharmaceuticals Inc. after the Arrangement.

(3)	Of the $199,379 in Audit Fees paid in 2008, $40,500 was paid to E&Y US and $158,879 was paid to E&Y Canada.

(4)	Of the $149,214 in Audit Related Fees paid in 2008, $139,868 was paid to E&Y US and $9,346 was paid to E&Y Canada.

(5)	$14,000 in tax fees were paid to E&Y US.

Audit Fees. Consists of fees billed for professional services rendered for the audit of the Company’s financial statements and review of the interim financial statements included in quarterly reports.
Audit-Related Fees. Consists of fees billed for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the registrant’s financial statements including accounting consultations and fees related to equity financings.
Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance related to state tax incentives.
All Other Fees. Consists of fees billed for all other non-audit services.
Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, the independent auditor typically provides audit service detail in advance of the first quarter meeting of the Audit Committee, outlining the scope of the audit and related audit fees. If agreed to by the Audit Committee, an engagement letter is formally accepted by the Audit Committee.
For non-audit services, the Company’s senior management will submit from time to time to the Audit Committee for approval non-audit services that it recommends the Audit Committee engage the independent auditor to provide for the fiscal year. The Company’s senior management and the independent auditor will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating non-audit service spending for the fiscal year, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.
For the 2007 and 2008 fiscal years, the Audit Committee approved 100% of the services provided by Ernst & Young LLP described above.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock of the following persons as of the dates set forth below:
•	each person or entity who we know to beneficially own five percent or more of the voting securities of the Company, as of December 31, 2008;
•	each director and director nominee, as of April 7, 2009;
•	each of our named executive officers identified in the Summary Compensation Table below, as of April 7, 2009; and
•	all of our current directors and executive officers as a group, as of April 7, 2009.
Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o OncoGenex Pharmaceuticals, Inc., 1522 217th Place S.E., Bothell, Washington 98021. The percentages in the table below are based on 5,549,905 shares of our common stock outstanding as of April 7, 2009. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.

		Amount and
		Nature of
Name of Beneficial		Beneficial	Percent of
Owner	Business Address	Ownership(1)	Class(1)
H.I.G. Horizon Corporation (2)	c/o 1001 Brickell Bay Drive, 27th Floor Miami, Florida 33131	733,912	13.2%

Working Opportunity Fund (EVCC) Ltd. (3)	Box 11170, Royal Centre 2600 - 1055 West Georgia Street Vancouver, BC V6E 3R5	517,344	9.3%

Ventures West Capital Ltd. (4)	Suite 400, 999 West Hastings St. Vancouver, British Columbia Canada V6C 2W2	476,819	8.6%

BDC Capital Inc. (5)	Suite 300, 5 Place Ville Marie, Montreal, Quebec, Canada H3B 5E7	319,220	5.8%

Executive Officers and Directors:

Scott Cormack (6)		141,682	2.6%
Michael A. Martino (7)		43,111	*	%
Stephen Anderson (8)		34,776	*	%
Cindy Jacobs (9)		27,221	*	%
Neil Clendeninn (10)		19,110	*	%
Michelle G. Burris (11)		8,500	*	%
Dwight Winstead (11)		8,500	*	%
Patrick Brady (11) (12)		8,500	*	%
All executive officers and directors as a group (8 persons)		291,400	5.3%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of April 7, 2009, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(2)	This information is based solely on a Schedule 13G filed on September 2, 2008 by H.I.G. Oncogenex, Inc. The 733,912 common shares are owned directly by H.I.G. Horizon Corporation, which is a wholly-owned subsidiary of H.I.G. Key Corporation, which is a wholly-owned subsidiary of H.I.G. Oncogenex, Inc. Sami W. Mnaymneh and Anthony Tamer are the shareholders of HIG-GP II, Inc., the general partner and managing member, respectively, of the two entities which are indirectly the majority shareholders of H.I.G. Oncogenex, Inc. H.I.G. Key Corporation and H.I.G. Oncogenex, Inc. and Messrs. Mnaymneh and Tamer may be deemed to be indirect beneficial owners of the reported securities, but disclaim beneficial ownership in the securities, except to the extent of its or his pecuniary interest in the shares.

(3)	The Schedule 13D/A filed on February 17, 2009 by Working Opportunity Fund (EVCC) Ltd. (“WOF”) and GrowthWorks Capital Ltd. (collectively, the “Reporting Persons”) reported that such Reporting Persons are each the beneficial owner of 525,844 shares. The Reporting Persons’ Schedule13D/A also states that “Pat Brady holds options to purchase 17,000 shares of the Company’s stock, which is held in trust for WOF.” Of these options, only 8,500 are exercisable within 60 days of April 7, 2009; thus, the aggregate amount of shares and options exercisable within 60 days of April 7, 2009 that are beneficially owned by the Reporting Persons is actually 517,344. Of the amount of shares reported as beneficially owned by the Reporting Persons, the Reporting Persons state that they are each the record owner of 508,844 of such shares. The Reporting Persons further state that, as the investment manager of WOF, GrowthWorks may be deemed to beneficially own the 508,844 shares of common stock, and that the Reporting Persons share power to vote and dispose of the shares of common stock. Each of the Reporting Persons expressly disclaims beneficial ownership of the 508,844 shares, except any shares in which they have an actual pecuniary interest.

(4)	This information is based solely on a Schedule 13G /A filed on December 17, 2008 by Ventures West Capital Ltd. Of the 476,819 shares of common stock beneficially owned by Ventures West Capital Ltd., 435,056 shares of common stock are held of record by Ventures West 7 Limited Partnership, whose general partner is Ventures West 7 Management Ltd, an entity wholly owned by Ventures West Capital Ltd. and whose officers are similar to the officers of Ventures West Capital Ltd, and 41,763 shares of common stock are held of record by Ventures West 7 U.S. Limited Partnership, whose manager is Ventures West 7 Management (International) Inc., an entity controlled by Ventures West Capital Ltd. and whose officers are similar to the officers of Ventures West Capital Ltd. All transactions involving securities held by Ventures West 7 Limited Partnership and Ventures West 7 U.S. Limited Partnership are completed in parallel.

(5)	This information is based solely on a Schedule 13G filed on August 29, 2008 by BDC Capital Inc. BDC Capital Inc. is deemed to have beneficial ownership, and sole voting and dispositive power, over the 319,220 shares of common stock.

(6)	Consists of 6,306 shares owned directly, 24,809 shares owned indirectly through Trycor Investment Trust, 1,015 shares owned indirectly through his spouse, 88,212 options owned directly exercisable within 60 days of April 10, 2009, and 21,340 options owned indirectly through his spouse exercisable within 60 days of April 10, 2009.

(7)	Consists of 11,000 shares owned directly and 32,111 options exercisable within 60 days April 10, 2009.

(8)	Consists of 11,000 shares owned indirectly through his spouse, 2,000 shares owned indirectly through his Registered Retirement Savings Plan, and 21,776 options exercisable within 60 days April 10, 2009.

(9)	Consists of 27,221 options exercisable within 60 days of April 10, 2009.

(10)	Consists of 19,110 options exercisable within 60 days of April 10, 2009.

(11)	Consists of 8,500 options exercisable within 60 days of April 10, 2009.

(12)	The Reporting Persons’ Schedule13D/A filed on February 17, 2009 by the Reporting Persons states that “Pat Brady holds options to purchase 17,000 shares of the Company’s stock, which is held in trust for WOF.” Of these options, 8,500 are exercisable within 60 days of April 7, 2009.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
As a result of the Arrangement in August 2008, we inherited two distinct sets of compensation policies and programs:
•	those policies and programs adopted by OncoGenex Technologies, which had been established at a time when OncoGenex Technologies was a private Canadian company; and
•	those policies and programs adopted by Sonus, which had most recently been evaluated at a time when Sonus had a significantly larger market capitalization and a larger workforce.
Between October 2008 and March 2009, the Compensation Committee, with the assistance of management and the Board of Directors, undertook a comprehensive review of our compensation policies and programs for our executive officers, employees and directors. The factors considered as part of the Compensation Committee’s review included:
•	our desire to integrate the compensation policies and programs of the two organizations;
•	our industry, geographic profile, market capitalization and workforce;
•	the existing policies, programs and contractual obligations of Sonus and OncoGenex Technologies;
•	individual and corporate performance; and
•	the market practices reported in the 2008 Radford Global Life Sciences Survey.
Following this review and resulting approvals by the Compensation Committee and the Board of Directors, our compensation policies and programs and their application to our Named Executive Officers (defined under the heading “Executive Compensation”) are as described below.
Compensation Philosophy and Objectives
We believe that attracting and retaining human talent is a critical element of our ability to achieve our strategic goals and objectives. The labor markets in which we compete for human talent, nationally and locally, are very competitive and, to be successful, we believe we have to offer compensation programs that are competitive with other life science companies, large and small, that are competing for the same talent. The components of our compensation programs consist of base salary, annual merit increases, short-term incentive awards and long-term incentive awards, and are designed to align incentives and rewards for our executives and employees with our overall business strategies, goals and objectives, and also to take into account our ability to fund these compensation programs.
To achieve these objectives we have established compensation plans that tie a substantial portion of executives’ overall compensation to key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships and the development of our product candidates. The Compensation Committee’s approach emphasizes the setting of compensation at levels it believes are competitive with executives in other companies of similar size and stage of development operating in the biotechnology industry, while taking into account our relative performance and our own strategic goals. Overall, our pay programs attempt to balance cash and equity to reward both short- and long-term performance.
Compensation Review Process and the Role of Executive Officers in Compensation Decisions
The compensation review process began in the fourth quarter of 2008 with a presentation by management to the Compensation Committee of a review of current compensation philosophies and programs amongst the Company and its subsidiaries, which included recommendations to harmonize their respective philosophies and programs. In November 2008, the Chief Executive Officer produced an executive compensation review for each executive, excluding the Chief Executive Officer, which included recommendations for 2009 base salary, annual merit increases, short-term incentive plan compensation and long-term incentive plan. The recommendations of the Chief Executive Officer were considered by the Compensation Committee. The Compensation Committee evaluated and revised the Chief Executive Officer’s recommendations and forwarded its own recommendations to our Board of Directors, which suggested further revisions. The Compensation Committee also held in camera sessions without the Chief Executive Officer present to discuss the Chief Executive Officer’s compensation and make recommendations regarding the same to our Board of Directors. Our Board of Directors considered the Compensation Committee’s recommendations with respect to the Chief Executive Officer in an in camera session and provided feedback to the Compensation Committee. In December 2008, the Compensation Committee then approved for each executive officer such officer’s short-term incentive award for fiscal 2008, salary for 2009 and long-term incentive award in the form of stock options. With the exception of in camera sessions of the Compensation Committee and Board of Directors to review, recommend and approve the Chief Executive Officer’s own compensation, the Chief Executive Officer was present at all deliberations of the Compensation Committee and the Board of Directors related to executive compensation.

In the first quarter of 2009, the Chief Executive Officer recommended to the Compensation Committee the adoption of a short-term incentive awards program to formalize and systematize our short-term incentive awards policies, which had previously been set forth in individual employment agreements and otherwise established by corporate practice. In March 2009, the Compensation Committee recommended to the Board of Directors, and the Board of Directors adopted, the short-term incentive awards program. The Chief Executive Officer was present at the relevant meetings of the Compensation Committee and Board of Directors. For more information on our short-term incentive awards program, see the section below entitled “Short-Term Incentive Awards.”
Benchmarking of Executive Compensation
As part of its evaluation, the Compensation Committee utilized compensation information from the 2008 Radford Global Life Sciences Survey (the “Radford Survey”) for companies under 50 employees, except in circumstances where survey information for a particular position was not available in the companies under 50 employee section of the survey, in which case the broader Global Life Sciences Survey was used. The Radford Survey represents a nationally-based assessment of compensation, widely used within the pharmaceutical and biotechnology industry sectors.
The Compensation Committee believes that focusing on a range around the 50th percentile of the Radford Survey for base salaries and incentive compensation provides the tools to allow a company of our size to competitively attract and retain talented officers by reflecting consideration of our stockholders’ interest in paying what is necessary, but not significantly more than necessary, to achieve Company goals, while conserving cash and equity as much as possible. The Compensation Committee realizes that using a benchmark at this point in our development is an essential tool but not the only means for gathering and validating market data. In instances where an executive officer is uniquely key to our success, the Compensation Committee may provide compensation in excess of the benchmark. Variations may also occur as a result of the experience level of the individual and market factors. The Compensation Committee believes that, given the competitive industry in which we operate and the company culture that we have created, our base compensation and equity programs are flexible and generally sufficient to retain our existing executive officers and to hire new executive officers when needed and required. The main objective of our compensation program is to align the strategic interests of our executive officers and stockholders. To achieve this objective, we understand that we must attract and retain individuals with the appropriate expertise and leadership ability. Once we have recruited a talented executive, we must motivate and reward him or her to build long-term stockholder value. Our competition for talent is significant and we recruit from a limited pool of experienced and successful resources. Our unique talent base includes executive officers who are nationally and internationally recognized for their expertise and leadership. Accordingly, our compensation program must be competitive in a challenging and dynamic labor market.
Elements of Executive Compensation
We have designed and implemented compensation policies that have allowed us to recruit within and from outside the Seattle, WA and Vancouver, BC areas while balancing fixed and variable pay costs for a long-term, sustainable approach to talent acquisition and retention. Our executive compensation consists of the following elements: base salary, cash incentives and stock option grants, each of which is discussed in detail below.
Base Salary
We provide an annual salary based on comparable market data for level of responsibility, expertise, skills, knowledge, experience, our unique organizational requirements and desire to maintain internal equity. Although the program generally is designed to deliver executive base salaries within a range of 10% around the 50th percentile of salaries for executives with the requisite skills in similar positions with similar responsibilities at comparable companies, executives with more experience, critical skills and/or considered key performers may be compensated above the range as part of the Company’s strategy for attracting, motivating and retaining highly experienced and high performing employees. The Compensation Committee reviews base salaries in the fourth quarter of each year and may make adjustments from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The primary factors in the Compensation Committee’s consideration of 2009 salary included additional public company responsibilities as a result of the Arrangement, anticipated increases in the labor market, and the executive’s overall contribution and value to the organization. 2008 salaries for our current Chief Executive Officer, Chief Financial Officer and Chief Medical Officer were established by OncoGenex Technologies prior to the Arrangement.
Cash Incentives
The executive officers’ annual target cash incentive compensation is determined as a percent of annual salary. This is a variable, at-risk part of annual compensation that the Board of Directors or the Compensation Committee may or may not award and may modify based on Company and, in most cases, individual performance. Each year the Board of Directors or the Compensation Committee establish a target annual incentive compensation pool based on a percentage of each executive’s base salary and the achievement of corporate goals and linked objectives. The targets generally have ranged from 25% to 40% of an executive’s salary. The Board of Directors and the Compensation Committee have the sole authority to award annual incentive compensation to our executive officers. The Compensation Committee recommends to the full Board of Directors annually, based on the assessment of goal achievement, the level of cash incentive to be paid either above, below or at target and the timing of the payout. We utilize annual incentive compensation to compensate officers for achieving strategic and operational goals. These goals relate generally to strategic factors such as establishment and maintenance of key strategic relationships, and development of our product candidates and to financial factors such as raising capital, improving our results of operations and increasing the price per share of our common stock.

Stock Option Grants
We provide long-term incentives in the form of stock options. This incentive is another form of at-risk compensation. The number of options granted is discretionary and the value earned on any grant varies with the stock price over the option term. In large part due to the length of product development cycles, it is critical for our business to align the interests of executive officers and stockholders, and to retain executive officers by means of what we hope will be long-term wealth creation in the value of their stock options, which have vesting provisions that encourage continued employment while achieving interim product development milestones. We have historically elected to use stock options as the primary long-term equity incentive vehicle. Stock option grants are made at the commencement of employment, may be made annually based on performance and, occasionally, following a significant change in job responsibilities or, to meet other special objectives, including strategic goals and retention. The Compensation Committee recommends to the Board of Directors for approval stock option awards for executive officers based on a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives and retention considerations. In determining the number of stock options to be granted to executives, the Compensation Committee and the Board of Directors also take into account the individual’s position, scope of responsibility, ability to affect strategic business operations and stockholder value and the value of stock options in relation to other elements of the individual executive’s total compensation. We expect to continue to use stock options as a long-term incentive vehicle because:
•	Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership and focus the management team on increasing value for the stockholders;
•	Stock options help to provide a balance to the overall executive compensation program as base salary and our cash incentive compensation program focus on short-term compensation, while the vesting of stock options increases stockholder value over the longer term; and
•	The vesting period of stock options encourages executive retention as long as the options remain in the money.
The Radford Survey benchmarking assessment validated the overall management and use of stock options, as the equity vehicle was well within industry norms and competitive with the surveyed companies.
Stock Ownership Guidelines
Although stock option awards encourage equity ownership, we currently do not require our directors or executive officers to own a particular amount of our common stock. The Compensation Committee believes that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.
Perquisites
Our executive officers participate in the same group insurance and employee benefit plans as our other salaried employees. At this time we do not provide special benefits or other perquisites to our executive officers.
2008 Named Executive Officer Compensation
Salary
As a consequence of the Arrangement, an entirely new management team was established. Each of the Company’s current Named Executive Officers was previously an employee of OncoGenex Technologies, and, accordingly, his or her base salary for 2008 had been established by OncoGenex Technologies at a time when it was a private Canadian life science company. Following the Arrangement, special consideration was required in evaluating each such Named Executive Officer’s base salary and appropriate adjustments for 2009 because the compensation practices of private Canadian life sciences companies differ materially from compensation packages for public U.S. life sciences companies. In the fourth quarter of 2008, the Compensation Committee and the Board of Directors evaluated the base salaries of our Named Executive Officers and approved the adjustments set forth below for 2009.

Scott Cormack has driven the Company’s performance, leading it from the early start-up phase through development to proof of scientific concept in humans, and completing the Arrangement resulting in a public entity. In an executive session, the Compensation Committee assessed Mr. Cormack’s performance. The Compensation Committee considered OncoGenex’ and Mr. Cormack’s accomplishment of core Company objectives including clinical development and the completion of a financing or merger, as well as his instrumental role in partnering and strategic discussions. Based on these factors and a review of chief executive officer salaries reported in the Radford Survey, the Compensation Committee recommended, and the Board of Directors set, Mr. Cormack’s salary at the level that is reflected in the Summary Compensation Table below. Mr. Cormack’s base salary for 2009 equals approximately 97% of the 50th percentile of the Radford Survey.
Steve Anderson is the Company’s Chief Financial Officer. In establishing Mr Anderson’s base salary, the Compensation Committee considered, among other things, Mr. Anderson’s current responsibilities in comparison to other U.S. public biotechnology company chief financial officers. Based on this factor and a review of chief financial officer salaries reported in the Radford Survey, the Compensation Committee recommended, and the Board of Directors set, Mr. Anderson’s salary at the level reflected in the Summary Compensation Table. Mr. Anderson’s base salary for 2009 equals approximately 83% of the 50th percentile of the Radford Survey.
Dr. Cindy Jacob is the Company’ Executive Vice President and Chief Medical Officer. The Compensation Committee in determining 2009 salary considered Dr. Jacob’s important role in furthering the development of clinical assets, extensive experience in obtaining FDA approval for product candidates, as well as her instrumental role in partnering and strategic discussions. Based on these factors and a review of the salaries of executives reported in the Radford Survey, the Compensation Committee set Dr. Jacob’s salary at the level reflected in the Summary Compensation Table. Dr. Jacob’s base salary for 2009 equals approximately 116% of the 50th percentile of the Radford Survey.
Cash Incentives
During 2008, the short-term incentive awards available to our current Named Executive Officers were based on a pre-determined percentage of the executive’s base salary, dependent upon the achievement during the fiscal year of certain corporate goals established by OncoGenex Technologies prior to the Arrangement. Prior to year end, the Compensation Committee assessed the performance of the corporate goals as set by OncoGenex Technologies prior to the Arrangement, specifically:
•	Clinical Development: We successfully completed the analysis of the clinical benefit of OGX-011 in combination with first-line chemotherapy in patients with castrate resistant prostate cancer, in combination with second-line chemotherapy in patients with castrate resistant prostate cancer and in combination with first-line chemotherapy in patients with non-small cell lung cancer. We also successfully completed enrolment of our phase 1 dose escalation clinical trials with each of OGX-427 as a monotherapy and with SN2310 in patients with solid tumors.
•	Operations: We successfully completed the Arrangement, making greater financial resources available to OncoGenex Technologies and resulting in a combined company with a deeper product candidate pipeline.
•	Regulatory Development: We reached an agreement with the FDA via the special protocol assessment process for our phase 3 clinical trial with OGX-011 in combination with second-line chemotherapy in patients with castrate resistant prostate cancer featuring survival as the primary endpoint. We also successfully achieved Fast Track designation with the FDA for OGX-011 in advanced metastatic prostate cancer.
After discussion and assessment of the objectives established, the Compensation Committee determined that they had been satisfied. Accordingly, the current Named Executive Officers were awarded their maximum potential short-term incentive awards. The maximum potential short-term incentive award for each of our executive officers was as follows:

Maximum Potential Short-term
Executive Officer	Incentive Award
Chief Executive Officer	40% of salary
Chief Financial Officer	25% of salary
Chief Medical Officer/EVP	30% of salary
In March 2009, the Board of Directors approved a written short-term incentive awards program (“STIP”), which is intended to supersede in their entirety the prior practices of Sonus and OncoGenex Technologies with respect to short-term incentive awards, and to set forth in a single location the Company’s policy on short-term incentive awards. As it applies to our Named Executive Officers, the STIP provides an annual opportunity for them to receive a discretionary cash bonus based on the attainment of corporate objectives, which the Company believes correlate with the growth of long-term shareholder value. Under the STIP, the Compensation Committee determines the corporate objectives that will apply for each respective year. The Company does not publicly disclose the specific corporate objectives set for the current short-term incentive awards because disclosure of such information, which reflects our confidential business plans, could result in competitive harm, and such information may therefore be omitted pursuant to Instruction 4 to Item 402(b) of Regulation S-K and in accordance with Securities Act Rule 406 and Exchange Act Rule 24b-2. Our corporate objectives are designed to be stretch objectives in order to drive sustainable growth and performance on an individual basis, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount. The targets are set such that they are attainable only with significant effort while at the same time still making them achievable.

Long-Term Incentive Awards
Awards of stock options are an important component of our Named Executive Officer long-term incentive pay and are granted as part of the annual performance cycle. Each of our executive officers receives stock option grants under the Company’s stock option plans. All of our full-time employees are eligible for stock option grants designed to reward persistent and committed performance over time. We believe that broad-based participation in our option program supports the alignment of employee and stockholder interests. Stock options granted to each executive officer are made on a discretionary basis by the Compensation Committee, taking into consideration Company and individual objectives, as well as retentive factors for key contributors.
The precise amount of equity granted to each Named Executive Officer for the 2008 fiscal year was determined based on the Radford Survey data, the experience of the executive, the breadth of his or her knowledge and skill set, internal considerations and individual performance during the fiscal year. In addition, the Compensation Committee considered the amount of the executives’ then-existing holdings of the Company, as well as the limited amount of equity available for grant under the Company’s various equity compensation plans. The number of stock options granted was calculated using the Black-Scholes option pricing model to attain the targeted economic value as determined based on the Radford Survey data and other criteria described above. The stock option awards for our Named Executive Officers were granted effective on December 31, 2008 with a seven year term, vesting over four years with 25% vesting on each of the first four anniversaries of the grant date, and an exercise price equal to the closing price of the common stock on the Nasdaq Capital Market on the date of grant. Although no objective formula was utilized when determining the relative proportion of equity awards to total compensation, the Compensation Committee considered the Radford Survey to inform its decision process.
Other Policies and Considerations
Internal Pay Equity
The Compensation Committee reviewed the Radford Survey and concluded that total compensation for a company’s chief executive officer is generally higher than the total compensation of either its chief financial officer or the chief medical officer and the total compensation of the chief medical officer is generally higher than the total compensation of the chief financial officer. However, Scott Cormack has historically elected to have less salary compensation in favour of greater equity compensation, whereas Cindy Jacobs has historically elected to have greater salary compensation in favour of less equity compensation. The preferences of these executives results in a difference in the proportion of salary and equity for these executives and has resulted in Cindy Jacobs having a higher salary than Scott Cormack.
Employment Agreements and Termination Benefits
The Company has employment agreements with each of its Named Executive Officers. Such employment agreements were adopted by OncoGenex Technologies prior to the Arrangement and contain provisions related to termination and, in the case of our Chief Executive Officer and Chief Financial Officer, change of control. For 2008, the Compensation Committee considered the accumulated wealth of the executive officers and whether the executive officers need the termination and change of control protection provided by the employment agreements. Since the exercise price of the executive’s stock options are approximately equal to the current stock price of the Company, it was determined that the executives have not accumulated material wealth from the Company. Further, in the event of termination, and in consideration of the time required for an executive to find similar employment, the termination provisions were considered appropriate. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in the section below entitled “Potential Payments Upon Termination”.
During 2009, the Company intends to amend and restate each of the employment agreements currently in place with our Named Executive Officers.

Savings Plan
The Company maintains a 401(k) plan pursuant to which it may provide employer matching contributions, in a specified percentage, to eligible employees who elect to make elective deferral contributions. Previously, certain employer matching contributions were invested in employer securities. However, following the Arrangement, the Board of Directors of OncoGenex amended and restated the 401(k) plan whereby securities of the Company are no longer offered as an investment option. Thus, no employer matching contributions subsequent to the restatement of the 401(k) plan have been, or are permitted to be, invested in OncoGenex shares. Furthermore, any contributions invested in OncoGenex shares prior to such restatement have since been invested in securities other than those of OncoGenex or rolled over into individual retirement accounts. Because no shares of the Company were contributed to the 401(k) plan subsequent to such restatement, no related expense has been incurred since such time.
Employee Stock Purchase Plan
During 2008, the Company maintained an employee stock purchase plan (“ESPP”) that was intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The ESPP allowed all employees, including our Named Executive Officers, to purchase shares of the Company’s common stock through payroll deductions of up to 10% of their respective annual eligible compensation, subject to a maximum of $25,000 per year. The price of the common stock purchased pursuant to the ESPP was equal to 85% of the lower of the fair market value of the common stock on the commencement date of each twelve-month offering period or the specified purchase date. Subsequent to December 31, 2008, the Company terminated the ESPP.
Tax and Accounting Implications
Beginning on January 1, 2006, the Company began accounting for stock based payments, including its stock option grants, in accordance with the requirements of FASB Statement 123(R).
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee during fiscal year 2008 served as an officer, former officer or employee of the Company. During fiscal year 2008, no executive officer of the Company served as a member of the Compensation Committee of any other entity, one of whose executive officers served as a member of the Company’s Board of Directors or Compensation Committee, and no executive officer of the Company served as a member of the Board of Directors of any other entity, one of whose executive officers served as a member of the Company’s Compensation Committee.
Report of the Compensation Committee on Executive Compensation
The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2008 Annual Report on Form 10-K and this proxy statement.
Compensation Committee:
Dwight Winstead, Chairman
Michelle Burris
Neil Clendeninn

EXECUTIVE COMPENSATION
In connection with the Arrangement, our previous President and Chief Executive Officer, Michael Martino, and our previous Chief Financial Officer, Alan Fuhrman, resigned their respective positions, and the Company appointed the following persons to serve as the officers of the Company: Scott Cormack as the Company’s Chief Executive Officer and President, Stephen Anderson as the Company’s Chief Financial Officer and Secretary and Cindy Jacobs, Ph.D., M.D., as the Company’s Executive Vice President and Chief Medical Officer. Collectively, Scott Cormack, Stephen Anderson, Cindy Jacobs, Michael Martino and Alan Fuhrman are our “Named Executive Officers”.
The following table provides information regarding our current executive officers and certain key persons.

Name and Municipality of			Director
Residence	Age	Position with the Company	Since

Executive Officers

Scott Cormack, Richmond, Canada	44	President, Chief Executive Officer and Director	2008

Stephen Anderson, West Vancouver, Canada	46	Chief Financial Officer and Secretary	n/a

Cindy Jacobs, Fall City, Washington	51	Executive Vice President and Chief Medical Officer	n/a

Key Persons

Martin Gleave, Vancouver, Canada	50	Chief Scientific Officer	n/a

Monica Krieger, Seattle Washington	60	Vice President of Regulatory Affairs	n/a
Following are the biographies of our current Named Executive Officers and certain key employees, except that the biography of Scott Cormack is located above under the heading “Board of Directors — General”
Stephen Anderson, 46, has served as the Company’s Chief Financial Officer and Secretary since August 21, 2008, and had been OncoGenex Technologies’ Chief Financial Officer since January 2006 and its Secretary since August 2006. From 2005 to 2006, Mr. Anderson served as Chief Financial Officer at Perceptronix Medical Inc., a medical diagnostic company. From 2003 to 2005, he served as President of his consulting company, SLA Enterprises Ltd. From 1998 to 2003, he served in various positions at Westport Innovations Inc., an alternative energy company, including Secretary, Controller, Vice President, Finance and Chief Financial Officer. Mr. Anderson holds Bachelor of Arts and Master of Business Administration degrees from the University of British Columbia. He is a Chartered Accountant.
Cindy Jacobs, Ph.D., M.D., 51, has served as the Company’s Executive Vice President and Chief Medical Officer since August 21, 2008, and had been OncoGenex Technologies’ Executive Vice President and Chief Medical Officer since September 2005. From 1999 to 2005, Dr. Jacobs served as Chief Medical Officer and Senior Vice President, Clinical Development of Corixa Corporation, a biopharmaceutical company (now a subsidiary of Glaxo-Smith-Kline). Prior to 1998, Dr. Jacobs held Vice President, Clinical Research positions at two other biopharmaceutical companies. Dr. Jacobs received her Ph.D. in Veterinary Pathology/Microbiology from Washington State University and M.D. from the University of Washington Medical School.
Martin Gleave, M.D., 50, a key person of the Company, has been the Company’s Chief Scientific Officer since August 21, 2008. He was a co-founder of OncoGenex Technologies, the principal inventor of its product candidates, and had been its Chief Science Officer since May 2000. In addition to his part-time duties at the Company, Dr. Gleave is a Distinguished Professor and Research Director in the Department of Urologic Sciences at the University of British Columbia since 2000, and Director of the Prostate Centre since 1993. He has also been a Senior Research Scientist at the Prostate Research Lab at Vancouver General Hospital and the Department of Cancer Endocrinology at BC Cancer Agency since 1992. Dr. Gleave has been a consultant Urologist for the Department of Urology at the University of Washington since 1997. Dr. Gleave received his M.D. from the University of British Columbia in 1984, his Fellow at the Royal College of Surgeons of Canada (FRCSC) in 1989, his Urologic Oncology Fellowship, University of Texas MD Anderson Cancer Center in 1992 and Fellow of the American College of Surgeons (FACS) in 1998.

Monica Krieger, Ph.D., M.D., 60, a key person of the Company, has served as Vice President, Regulatory Affairs at the Company since August 21, 2008, and, prior to such time, had been OncoGenex Technologies’ Vice President, Regulatory Affairs, since September 2005. From 1999 to 2005, Dr. Krieger served as Vice President, Regulatory Affairs of Corixa Corporation, a biopharmaceutical company (now a subsidiary of Glaxo-Smith-Kline). Prior to 1999, Dr. Krieger headed the Regulatory Affairs department at three other biopharmaceutical companies. She received a Ph.D. from Rutgers University and an MBA from the Darden School at the University of Virginia.
Summary Compensation Table
The following table sets forth information regarding the compensation of our Named Executive Officers for each of the fiscal years ended December 31, 2008, 2007 and 2006. The components of the compensation reported in the Summary Compensation Table are described below. Additional information on the components of the total compensation package, including a discussion of the proportion of each element to total compensation, is discussed in the Compensation Discussion and Analysis.

						Non-Equity
						Incentive		All
						Plan		Other
Name and		Salary	Bonus	Option Awards		Compensation		Compensation		Total
Principal Position	Year	($)(1)	($)	($)(2)		($)		($)		($)

Scott Cormack,	2008	97,874	—	—		183,875	(5)	—		281,749
President, Chief Executive Officer and Director (3) (4)

Stephen Anderson,	2008	60,612	—	6,185		70,169	(6)	—		136,966
Chief Financial Officer (3) (4)

Cindy Jacobs,	2008	127,605	—	2,403		181,988	(7)	—		311,996
Executive Vice President and Chief Medical Officer (4)

Michael A. Martino,	2008	251,356	—	240,206	(9)	—		1,138,340	(10)	1,629,902
Former President and	2007	376,380	—	338,120		—		12,304	(11)	726,804
Chief Executive Officer; Director (8)	2006	374,040	—	222,245		175,000		15,513	(12)	786,798

Alan Fuhrman,	2008	170,901	—	133,305	(13)	—		262,049	(14)	566,255
Former Senior Vice	2007	255,900	—	184,130		—		7,486	(15)	447,516
President and Chief	2006	245,699	—	137,780		94,900		8,439	(16)	486,818
Financial Officer (8)

(1)	Includes amounts earned but deferred at the election of our Named Executive Officer, such as salary deferrals under the Company’s 401(k) Plan established under Section 401(k) of the Internal Revenue Code.

(2)	This column reflects the dollar amount recognized for financial statement reporting purposes for each fiscal year in accordance with FAS 123(R) and thus includes amounts from awards granted prior to each respective fiscal year-end. Assumptions used in the calculation of the amounts in this column are included in footnote 12 to the Company’s audited financial statements included in our Annual Report on Form 10-K. The following Named Executive Officers forfeited option awards during 2008:
•	Michael A. Martino: 64,507 options expired with a weighted average exercise price of $96.48

•	Alan Fuhrman: 29,055 options expired with a weighted average exercise price of $42.04

(3)	Mr. Cormack and Mr. Anderson are paid in Canadian dollars, and thus, the amounts shown in the columns for salary and bonus have been translated into U.S. dollars based on average foreign exchange rates.

(4)	Became Named Executive Officers of the Company on August 21, 2008 following the Arrangement. Compensation reported herein therefore includes the period of August 21, 2008 to December 31, 2008.

(5)	Of the $183,875 in Non-Equity Incentive Plan Compensation paid to Mr. Cormack during 2008, $106,400 was paid out based on 40% of his 2008 annualized salary of $265,999 and $77,475 was paid in relation to the completion of the arrangement.

(6)	Of the $70,169 in Non-Equity Incentive Plan Compensation paid to Mr. Anderson during 2008, $41,182 was paid out based on 25% of his 2008 annualized salary of $164,730 and $28,986 was paid in relation to the completion of the arrangement.

(7)	Of the $181,988 in Non-Equity Incentive Plan Compensation paid to Ms. Jacobs during 2008, $104,040 was paid out based on 30% of her 2008 annualized salary of $346,800 and $77,948 was paid in relation to the completion of the arrangement.

(8)	All compensation (except severance) set forth herein for Mr. Martino and Mr. Fuhrman was earned by such persons prior to the Arrangement. Because the Arrangement was accounted for as a reverse takeover whereby the historical results of Sonus are excluded from the financial statements, such compensation (except severance) of Mr. Martino and Mr. Fuhrman is not reflected in our consolidated financial statements. Mr. Martino’s compensation for service as a non-employee director for the time period subsequent to the Arrangement is excluded from this table and is instead included in the table under the heading “Director Compensation Paid for 2008”. Mr. Martino did not receive any compensation for his services as a director prior to the Arrangement, as the Company does not provide director compensation to directors who are also employees of the Company.

(9)	64,507 options expired during 2008 with a weighted average exercise price of $96.48.

(10)	Includes $1,129,946 in termination benefits paid in connection with the Arrangement pursuant to Mr. Martino’s change of control arrangement, $550 in matching 401(k) contributions, $1,869 in executive life insurance premium payments and $5,975 in executive disability premium payments.

(11)	Includes $4,200 in matching 401(k) contributions, $1,869 in executive life insurance premium payments and $6,235 in executive disability premium payments.

(12)	Includes $7,292 in matching 401(k) contributions, $2,294 in executive life insurance premium payments and $5,927 in executive disability premium payments.

(13)	29,055 options expired during 2008 with a weighted average exercise price of $42.04.

(14)	Includes $258,389 in termination benefits paid in connection with the Arrangement pursuant to Mr. Fuhrman’s change of control arrangement, $374 in matching 401(k) contributions, $952 in executive life insurance premium payments and $2,334 in executive disability premium payments.

(15)	Includes $4,200 in matching 401(k) contributions, $952 in executive life insurance premium payments and $2,334 in executive disability premium payments.

(16)	Includes $4,937 in matching 401(k) contributions, $1,168 in executive life insurance premium payments and $2,334 in executive disability premium payments.
Fiscal 2008 Grants of Plan-Based Awards
The following table provides information related to grants of plan-based awards to our Named Executive Officers during the 2008 fiscal year.

		Estimated Future							Grant Date
		Payouts Under			All Other	All Other			Fair Value of
		Non-Equity			Stock	Option Awards:			Stock
		Incentive Plan Awards (1)			Awards: #	# of Securities		Exercise or Base	Award and Option
	Grant	Threshold	Target	Maximum	of Shares	Underlying		Price of Option	Awards
Name	Date	($)	($)	($)	of Stock	Options (2)		Awards ($/Sh)	(5)($)
Scott Cormack	December 31, 2008	—	183,875	183,875	—	100,000	(3)	3.00	194,674
Stephen Anderson	December 31, 2008	—	70,169	70,169	—	40,000	(4)	3.00	77,870
Cindy Jacobs	December 31, 2008	—	181,988	181,988	—	70,000	(3)	3.00	136,269

(1)	This column represents the non-equity incentive plan awards granted to our Named Executive Officers during the 2008 fiscal year, which were earned based on Company performance during the year. As a result, this table shows the awards that were possible at the threshold, target and maximum levels of performance. The Summary Compensation Table shows the actual non-equity incentive awards earned by our Named Executive Officers. The Company does not publicly disclose the specific corporate objectives set for the short-term incentive awards because disclosure of such information could result in competitive harm.

(2)	The stock options vest at a rate of 25% of the underlying shares on each of the first four anniversaries of December 31, 2008.

(3)	Stock options were granted under the 2000 Stock Incentive Plan.

(4)	Stock options were granted under the OncoGenex Technologies Inc. Amended and Restated Stock Option Plan.

(5)	The amounts reported in this column reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements and may or may not be representative of the value eventually realizable by the executive. For a discussion of the assumptions and methodologies used to value the awards reported in this column, please see footnote 12 to our audited consolidated financial statements, which are included in our 2008 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding the outstanding equity awards held by our Named Executive Officers as of December 31, 2008.

	Option Awards
				Equity Incentive Plan
	Number of			Awards: Number of
	Securities	Number of		Securities Underlying	Option
	Underlying	Securities Underlying		Unexercised Unearned	Exercise	Option
	Unexercised Options	Unexercised Options		Options	Price	Expiration
Name	(#) Exercisable	(#) Unexercisable		(#)	($)	Date
Scott Cormack,	20,470	—		—	3.89	12/16/10	(1)
President, Chief	21,559	—		—	3.89	1/14/11	(1)
Executive Officer and Director	46,167	—		—	4.11	8/8/12	(1)
	—	100,000		—	3.00	12/31/15	(2)(3)

Stephen Anderson,	16,332	5,444	(4)	—	4.11	3/23/13	(1)
Chief Financial Officer	—	40,000		—	3.00	12/31/15	(2)(5)

Cindy Jacobs,	27,203	—		—	4.11	9/12/12	(1)
Executive Vice	—	70,000		—	3.00	12/31/15	(2)(3)
President and Chief Medical Officer

Michael A. Martino,	7,094	—		—	108.00	2/9/10	(6)
Former President	23,611	—		—	6.66	3/18/18	(7)
and Chief Executive Officer; Director (8)

(1)	These stock options were granted prior to the Arrangement pursuant to the OncoGenex Technologies Inc. Amended and Restated Stock Option Plan and were assumed by the Company in connection with the Arrangement.

(2)	These stock options vest at a rate of 25% of the underlying shares on each of the first four anniversaries of December 31, 2008.

(3)	These stock options were granted under the 2000 Stock Incentive Plan.

(4)	These stock options vested on January 9, 2009.

(5)	These stock options were granted under the OncoGenex Technologies Inc. Amended and Restated Stock Option Plan.

(6)	These stock options were granted under the Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan — 1991.

(7)	These stock options were granted under the 2007 Performance Incentive Plan.

(8)	This table excludes the 17,000 stock options granted to Mr. Martino in 2008 for his service as a non-employee director of the Company subsequent to the Arrangement. Such stock options are instead reflected in the table under the heading “Director Compensation Paid for 2008.” Mr. Martino did not receive a grant of stock options in connection with his services as a director prior to the Arrangement, as the Company does not provide director compensation to directors who are also employees of the Company.
Option Exercises and Stock Vested
The following table provides information related to options exercised by our Named Executive Officers during the 2008 fiscal year.

Option Awards
Number of Shares
	Acquired on	Value Realized on
	Exercise	Exercise
Name	(#)	($)
Scott Cormack,	24,809	14,407
President, Chief Executive Officer and Director
Pension Benefits/Nonqualified Deferred Compensation
The Company does not have any plan that provides for payments or other benefits at, following, or in connection with retirement. The Company also does not have a plan that provides for the deferral of compensation for any employee.
Potential Payments Upon Termination/Change of Control
Change of Control Under Our Equity Compensation Plans
The following discussion sets forth the change of control provisions provided for in our various equity compensation plans.
1999 Nonqualified Stock Incentive Plan and 2000 Stock Incentive Plan

Under our 1999 Nonqualified Stock Incentive Plan (the “1999 Plan”) and our 2000 Stock Incentive Plan (the “2000 Plan”), the administrator of such plans may take one of the following actions in connection with a change of control, as applicable:
•	provide for the purchase of each outstanding award, or, in the case of the 1999 Plan only, the exchange of each such award; or
•	adjust the terms of such awards (1) in a manner to cause them to be assumed, or new rights substituted therefor by another entity, (2) in a manner to be determined by the administrator to reflect the change of control or (3) in such other manner as the administrator considers equitable.
If the administrator does not take any of the forgoing actions, all awards shall terminate upon the consummation of the change of control.
As used in the 1999 Plan and the 2000 Plan, the term “change of control” means the occurrence of any of the following events, as applicable:
•	acquisitions of securities of the Company representing 50% or more of certain outstanding securities of the Company;
•	a merger or consolidation in which the Company is not the surviving entity, except for a transaction, the principal purpose of which is to change the state in which the Company is incorporated;
•	certain significant sales, transfers or other dispositions of assets of the Company;
•	any reverse merger in which the Company is a surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger;
•	dissolution of the Company;
•	under the 1999 Plan, a liquidation of more than 50% in value of the Company, or, under of the 2000 Plan, a complete liquidation of the Company; or
•	under the 1999 Plan only, at least a majority of the directors of the Company constitute persons who were not at the time of their first election to the Board of Directors, candidates proposed by a majority of the Board of Directors in office prior to the time of such first election.
2007 Performance Incentive Plan
Under the 2007 Performance Incentive Plan (“2007 Plan”), in the event of a change of control, the administrator has the discretion to provide in each award agreement the terms and conditions that relate to (1) the vesting of an award and (2) the assumption of an award or issuance of comparable securities under an incentive program. If the terms of an option agreement provide for accelerated vesting in the event of a change of control, or to the extent that an option is vested and not yet exercised, the administrator may provide for the purchase or exchange of each option for an amount of cash or other property. Outstanding options shall terminate and cease to be exercisable upon a change of control except to the extent that the options are assumed by the successor entity (or parent thereof) pursuant to the terms of the change of control transaction.
As used in the 2007 Plan, the term “change of control” means the occurrence of any of the following:
•	the acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group of the beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of all outstanding securities of the Company;
•	a merger or consolidation of the Company with any other entity, whether or not the Company is the surviving entity in such transaction, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the Company or of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;
•	the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or
•	the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company.

OncoGenex Technologies Inc. Amended and Restated Stock Option Plan
Under the OncoGenex Technologies Inc. Amended and Restated Stock Option Plan (the “OTI Plan”), if a change of control occurs, then 50% (or such larger percentage as may be determined by the Board of Directors) of all shares subject to each outstanding stock option that have not yet vested shall vest and become exercisable. Additionally, if an optionee, our stockholders generally or a class of our stockholders that includes the optionee receive an offer for shares that, if accepted, would result in a change of control, all shares subject to options held by officers and directors will become exercisable so as to permit the optionee to tender such shares pursuant to the offer. If the offer is not completed, the optionee may be able to return to the shares received upon such exercise and reinstate the option. Upon proper notice of the offer, our Board of Directors may also accelerate an option’s expiration date so that all options will either be exercised or will expire prior to the date on which shares must be tendered pursuant to the offer.
As used in the OTI Plan, a change of control means the acquisition of voting securities of the Company by a person or a person and a joint actor, that, when added to all other voting securities of the Company at the time held by such person or persons, totals for the first time not less than 50% of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board of Directors of the Company.
Termination and Change of Control Provisions Under Employment Agreements
As of December 31, 2008, we have employment agreements in place with each of our Named Executive Officers that provide for compensation upon the termination of their employment under certain circumstances. In addition, Mr. Cormack’s and Mr. Anderson’s agreements provide for compensation in the event of a change of control. Information concerning the specific termination and change of control arrangements with each of our Named Executive Officers is set forth below. During 2009, the Company intends to amend and restate each of the employment agreements currently in place with our Named Executive Officers.
Scott Cormack
Pursuant to our employment agreement with Mr. Cormack, if we terminate Mr. Cormack’s employment without just cause, or if Mr. Cormack resigns following any material adverse change, without his prior written consent, in his title, status, position, job function, compensation or reporting responsibilities (“Constructive Dismissal”), we are obligated to pay to him a lump sum or continuance of salary of 12 months of his compensation, calculated based on the average of the base salary plus bonus paid to him in the prior two year period. Any stock options granted to Mr. Cormack shall, to the extent already vested at the time of termination, be exercisable until the earlier of the expiry date of such options or the 365th day after his termination or constructive dismissal.
In addition, in the event of a change of control, one-half of any then-unvested options owned by Mr. Cormack shall automatically vest. If Mr. Cormack is terminated without just cause after such change of control, all remaining unvested options shall automatically vest. As used in Mr. Cormack’s employment agreement, the term “change of control” has the same meaning as such term has under the OTI Plan, which is set forth above.
In the event of termination under any of the foregoing circumstances, and to the extent that the insurance plans permit, Mr. Cormack will also have continued entitlement under all group medical, dental and insurance plans, excluding short and long term disability plans and pension plan until the earlier of the date that is 12 months after termination or the date he becomes employed elsewhere with comparable benefits. To the extent the continuance of certain benefit plans is not permitted, including short and long term disability, the Company will pay to Mr. Cormack, no later than 30 days after termination, 15% of his base salary in effect immediately prior to the termination for 12 months.
Stephen Anderson
Under our employment agreement with Mr. Anderson, if we terminate Mr. Anderson for reasons other than for just cause, or if Mr. Anderson resigns as a result of a Constructive Dismissal, he shall be entitled to (1) four weeks notice plus an additional two weeks for each full year of employment, up to a maximum of 26 weeks (“Anderson Severance Period”) or (2) a payment in lieu of notice in an amount determined by multiplying his average weekly earnings (inclusive of base salary and bonus) by the number of weeks in the Anderson Severance Period, calculated based on the average of the base salary plus bonus paid to him in the prior two year period.
In the event of a change of control resulting from a merger or acquisition with another entity, and Mr. Anderson is terminated in connection therewith, Mr. Anderson shall be entitled to severance in an amount equal to 12 months determined by multiplying his average weekly earnings (inclusive of base salary and bonus) by 52 weeks, calculated based on the average of the base salary plus bonus paid to him in the prior two year period.

The amounts paid pursuant to any of the foregoing may be paid either in a lump sum or by equal weekly, semi-monthly or monthly installments for the number of months such benefits last, at the Company’s sole discretion.
In the event of termination under any of the foregoing circumstances, and to the extent that the insurance plans permit, Mr. Anderson will also have continued entitlement to all group medical, dental and insurance plans, excluding short and long term disability plans and pension plan until the earlier of the expiration of the Anderson Severance Period or the date he becomes employed elsewhere with comparable benefits. To the extent the continuance of certain benefit plans, excluding short and long term disability, is not permitted, the Company shall pay to Mr. Anderson, no later than 30 days after termination, 10% of his weekly base salary in effect immediately prior to termination multiplied by the number of weeks in the Anderson Severance Period.
Cindy Jacobs
Under our employment agreement with Dr. Jacobs, if we terminate Dr. Jacobs’ employment without cause, we are obligated to pay her severance pay equal to 12 months of her then-current base salary, provided that Dr. Jacobs’ and the Company execute a mutual general release of claims that is not subsequently rescinded. In connection with such termination, Dr. Jacobs will have no rights to any unvested benefits or any other compensation or payments.
Our employment agreement with Dr. Jacobs does not contain a change of control provision.
Potential Cost of Termination Payments in the Event of Termination not in Connection with a Change of Control
In the table below, we have estimated the potential cost to us of the compensation, excluding compensation in connection with a change of control, to which each Named Executive Officer would have been entitled if his or her employment had been terminated either without cause or due to Constructive Dismissal, as applicable, effective December 31, 2008.

Named	Cash
Executive Officer	Severance		Benefits		Total
Scott Cormack (1)	$366,029	(2)	$447	(2)	$336,476	(2)
Stephen Anderson (1)	$28,712	(2)(3)	$407	(2)	$29,119	(2)
Cindy Jacobs (1)	$346,800		$948		$347,748

(1)	Mr. Cormack and Mr. Anderson would have been entitled to the compensation in this chart in the event of either a termination without just cause or due to a Constructive Dismissal, whereas Dr. Jacobs would have been entitled to the compensation in this chart only in the event of a termination without cause.

(2)	Amounts payable to Mr. Cormack and Mr. Anderson are denominated in Canadian dollars and have been translated into U.S. dollars based on the December 31, 2008 exchange rate of US$1.00 = CAD$1.224.

(3)	The amount provided assumes that the Company paid a cash severance in lieu of notice, as described above under the heading “Termination and Change of Control Provisions Under Employment Agreements — Stephen Anderson.”
Potential Cost of Change of Control Benefits
Non-equity Compensation
In the event of a change of control pursuant to which Mr. Cormack is terminated, Mr. Cormack would be entitled to all of the non-equity compensation set forth in the table above.
In the event of a change of control pursuant to which Mr. Anderson is terminated, Mr. Anderson would be entitled to the following non-equity compensation: (1) $228,436, which is equal to one-half of the salary and bonus earned in the last two years and (2) the amount set forth in the table above in respect of benefits.
Dr. Jacobs would be entitled to no non-equity compensation in the event of a change of control.

Equity Compensation
All of Mr. Cormack’s and Dr. Jacobs’ stock options outstanding as of December 31, 2008 that had been granted under the OTI Plan had vested as of December 31, 2008, and therefore, no additional benefit would accrue to such officers under the OTI Plan in connection with a change of control. All of their respective remaining outstanding stock options as of December 31, 2008 were granted under the 2000 Plan. Because the administrator under the 2000 Plan has the discretion to determine the effect of a change of control on outstanding stock options, the resulting change of control benefit, if any, provided for by the 2000 Plan cannot be quantified. However, due to provisions in Mr. Cormack’s employment agreement, in the event of a change of control as of December 31, 2008: (1) 50,000 of Mr. Cormack’s 100,000 stock options then outstanding under the 2000 Stock Incentive Plan would have vested immediately, resulting in a cost to the Company equal to $97,937; and (2) if Mr. Cormack had been terminated without just cause following such change of control, the remaining 50,000 unvested stock options would have vested immediately, resulting in a cost to the Company equal to $97,937.
Of Mr. Anderson’s stock options to purchase 61,776 shares of common stock under the OTI Plan, 16,332 had vested as of December 31, 2008, and therefore, no additional benefit would accrue to him with respect thereto in connection with a change of control. However, as of December 31, 2008, stock options to purchase 45,444 shares of common stock under the OTI Plan had not yet vested. A minimum of 50% of these options, or such larger percentage determined by the Board of Directors, would immediately vest upon a change of control. Assuming a change of control as of December 31, 2008, the cost to the Company in connection with the resulting accelerated vesting of 50% of Mr. Anderson’s unvested options would have been equal to $39,001. Additionally, if our stockholders generally or a class of our stockholders that included Mr. Anderson were to have received and accepted an offer for shares that resulted in a change of control as of December 31, 2008, all of Mr. Anderson’s remaining unvested stock options would have vested immediately, resulting in an additional cost to the Company equal to $39,001.
Actual 2008 Change of Control/Termination Benefits
The Summary Compensation Table provides information regarding the actual change of control/termination benefits provided to our previous Chief Executive Officer and President, Michael Martino, and our previous Chief Financial Officer, Alan Fuhrman, in connection with the Arrangement.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms we received and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and 10% stockholders were complied with during fiscal year 2008.
Delivery of Documents to Stockholders Sharing an Address
We have adopted a process for delivering documents to stockholders approved by the SEC called “householding.” Under this process, stockholders of record who have the same address and last name will receive only one copy of our annual report and this Proxy Statement, unless we or one of our mailing agents has received contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.
If you prefer to receive multiple copies of the Annual Report and Proxy Statement at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may contact us by writing to OncoGenex Pharmaceuticals, Inc., Attention: Investor Relations, 1522 217th Place S.E., Bothell, Washington 98021. Eligible stockholders of record receiving multiple copies of our annual report and this Proxy Statement can request householding by contacting us in the same manner.
If you are a beneficial owner holding shares through your broker, bank or other nominee, you may request additional copies of the Annual Report or Proxy Statement or you may request householding by notifying your broker, bank or nominee.
Stockholder Proposals to be Presented at Next Annual Meeting
Proposals of stockholders that are intended for inclusion in our proxy statement relating to the 2010 Annual Meeting must be received by us at our offices at 1522 217th Place S.E., Bothell, Washington 98021, no later than December 15, 2009, which corresponds to the date that is 120 calendar days before the anniversary date on which our proxy statement was released to stockholders in connection with this year’s Annual Meeting. If the date is changed by more than 30 calendar days from the anniversary date of this year’s Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials. Such proposals must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act in order to be included in our proxy statement for that meeting.
Stockholder proposals, other than those in respect of nominations for the Company’s Board of Directors, that are not intended to be included in our proxy materials for our 2010 Annual Meeting but that are intended to be presented by the stockholder from the floor must be received at our offices at 1522 217th Place S.E., Bothell, Washington 98021 no later than February 27, 2010, which corresponds to the date that is 45 calendar days before the anniversary date on which our proxy statement was released to stockholders in connection with this year’s Annual Meeting. If the date of our 2010 Annual Meeting is changed by more than 30 calendar days from the anniversary date of this year’s Annual Meeting, then the deadline is a reasonable time before we send our proxy materials for that meeting.
If a stockholder wishes to nominate a person for election to the Board of Directors, such stockholder must follow the procedures set forth under the section entitled “Board of Directors — Director Nomination Process — Stockholder Nominations.”
Transaction of Other Business
At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.
By Order of the Board of Directors,
Stephen Anderson
Secretary
Bothell, Washington
April 13, 2009

LOGO
OncoGenex
Pharmaceuticals, Inc.
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by OncoGenex Pharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to OncoGenex Pharmaceuticals, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

OncoGenex Pharmaceuticals, Inc.
The undersigned hereby nominates, constitutes and appoints Scott Cormack and Stephen Anderson, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of ONCOGENEX PHARMACEUTICALS, INC., which the undersigned is entitled to represent and vote at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Seattle Hotel, 1400 Sixth Avenue, Seattle, Washington, on May 12, 2009 at 10:00 A.M. local time, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting meeting, as follows:

THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.
Vote on Directors

1.	ELECTION OF DIRECTORS
	Nominees:
	01)	Scott Cormack	04)	Neil Clendeninn
	02)	Michelle G. Burris	05)	Patrick R. Brady
	03)	Dwight Winstead	06)	Michael A. Martino

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

To cumulate votes as to a particular nominee(s) as explained in the Proxy Statement, indicate the name(s) and the number of votes to be given to such nominee(s).

Cumulate

Vote on Proposals	For	Against	Abstain

2. Proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2009.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please complete, sign, date and return the Proxy Card promptly using the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date
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Signature (Joint Owners)	Date